UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2010

MYRIAD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34275	26-3996918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Chipeta Way

Salt Lake City, UT 84108

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (801) 214-7800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

As previously disclosed, on April 9, 2010, Myriad Pharmaceuticals, Inc. (“MPI”) received a notice (the “Notice”) from Javelin Pharmaceuticals, Inc. (“Javelin”) of its intent to terminate the Agreement and Plan of Merger entered into on December 18, 2009 between MPI, MPI Merger Sub, Inc. (“MPI Merger Sub”), a Delaware corporation and wholly owned subsidiary of MPI, Javelin, and a representative of the stockholders of Javelin (the “Merger Agreement”), pursuant to which MPI Merger Sub would be merged with and into Javelin (the “Proposed Merger”), with Javelin continuing after the Merger as the surviving corporation and a wholly owned subsidiary of MPI. The Notice stated that Javelin had received a competing acquisition proposal from Hospira, Inc. that the Board of Directors of Javelin had determined to be a Company Superior Proposal under the terms of the Merger Agreement. Accordingly, Javelin expressed its intent to terminate the Merger Agreement. Written notice of termination of the Merger Agreement has been delivered by Javelin to MPI.

Concurrently and in connection with the execution of the Merger Agreement on December 18, 2009, MPI, Javelin and Innovative Drug Delivery Systems, Inc., a Delaware corporation and a wholly owned subsidiary of Javelin (“IDDS”), entered into a loan and security agreement, which was amended on March 10, 2010 (the “Loan and Security Agreement”). Under the terms of this agreement, as amended, MPI agreed to loan Javelin up to $8.5 million to fund Javelin’s operations prior to the closing of the Proposed Merger. Funds advanced under the agreement accrued interest at a rate equal to 10% per annum and were secured by a first priority security interest on all of the assets of Javelin and IDDS, including intellectual property. In connection with the termination of the Merger Agreement by Javelin described above, and in accordance with the terms of the Loan and Security Agreement, the principal amount of the loans, all accrued interest thereon and all other amounts due under the Loan and Security Agreement became due and payable by Javelin within two business days of the termination of the Merger Agreement. On April 19, 2010, Javelin paid MPI all amounts owed under the Loan and Security Agreement, which was approximately $8.3 million. Upon MPI’s receipt of such payment on April 19, 2010, the Loan and Security Agreement was terminated.

The foregoing summaries of the Merger Agreement and the Loan and Security Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Merger Agreement and the Loan and Security Agreement attached as Exhibits 2.1 and 10.4, respectively, to the Form 8-K filed by MPI on December 18, 2009, and the First Amendment to the Loan and Security Agreement attached as Exhibit 10.1 to the Form 8-K filed by MPI on March 10, 2010, both of which are incorporated herein by reference.

Item 8.01	Other Events.

On April 19, 2010, MPI issued a press release announcing the termination of the Merger Agreement. In addition, MPI announced that it intends to go forward with its previously announced Special Meeting of Stockholders on April 22, 2010, solely to vote on the proposal to amend MPI’s restated certificate of incorporation to change the name of the company to Myrexis, Inc. If the proposal is approved, the name change will be affected at a future date. All other proposals that were to be voted on at the special meeting, including the proposals to approve the issuance of shares pursuant to the Merger Agreement and to increase the number of authorized shares of MPI’s common stock, will not be voted on due to the termination of the Merger Agreement. As previously announced, the MPI Special Meeting of Stockholders will be held at MPI’s headquarters at 305 Chipeta Way, Salt Lake City, UT at 10:00 AM (MDT).

A copy of the press release issued by MPI on April 19, 2010 is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibit is filed with this report:

Exhibit No.	Description

99.1	Press Release issued on April 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD PHARMACEUTICALS, INC.

Dated: April 19, 2010	/s/ Adrian N. Hobden
Adrian N. Hobden, Ph.D. President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued on April 19, 2010.